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Airgas, Inc.

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Jay Worley	Joele Frank / Dan Katcher / Andrew Siegel	Barry Strzelec
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AIRGAS PROVIDES UPDATE ON VALUE OF HIGHLY-CUSTOMIZED SAP IMPLEMENTATION

Annualized Incremental Benefits of Up to $125 Million in Operating Income

Expected Upon Full Implementation

RADNOR, PA – August 31, 2010 – Airgas, Inc. (NYSE: ARG) today provided an update regarding the value represented by the ongoing implementation of its highly-customized SAP system, including a quantification of the economic benefits expected to be achieved in the key areas of sales growth, price management, and administrative and operating efficiencies. Upon full implementation, Airgas expects these areas alone to yield an aggregate of $75 to $125 million in incremental operating income on an annual run-rate basis. Further economic benefits are expected to be identified as the implementation progresses, and the Company intends to provide additional updates as appropriate.

“Today, we are pleased to be able to provide more information regarding the incremental value represented by the implementation of our new SAP system,” said Airgas Chairman and CEO Peter McCausland. “In response to Air Products’ offer to acquire Airgas, we have consistently stated that it is all about value, and we believe the substantial economic benefits of our robust, customized SAP system should be reflected in any valuation of the company. We expect this system to further optimize the power of the Airgas platform, and are excited about the game-changing potential of this enhancement to our business.”

Summary of SAP Implementation Benefits

Incremental Annualized Operating Income Upon Full Implementation

Accelerated Sales Growth:	$25 to $50 Million
Price Management:	$40 to $60 Million
Administrative and Operating Efficiencies:	$10 to $15 Million

Total:	$75 to $125 Million

- more -

Background

Airgas has been actively working on the transition to a single software platform since 2005. The Company has studied the various SAP implementation strategies used by distribution businesses and in February 2006 began communicating with several companies, including large industrial distributors with profiles similar to or larger than Airgas’, regarding their experiences. After developing a thorough understanding of best practices, the Company decided to leverage its decentralized operating structure through a phased SAP implementation, and received approval from the Airgas Board of Directors to proceed with the implementation in April 2008.

Airgas believes SAP will provide important benefits to its business, in which a broad product and service offering and the highest level of customer service are critical in winning business. By consolidating IT systems, SAP will enable simplified and standardized work processes across all facets of Airgas’ complex, high-volume distribution business, while enhancing the Company’s customer service culture and driving operating efficiencies. SAP is expected to significantly augment Airgas’ competitive position, particularly relative to the approximately 900 independent packaged gas distributors in the United States.

To develop its customized SAP system, Airgas engaged 300 subject matter experts (SMEs) from its field organization to identify the particular functionality needed to address the unique elements of the highly-competitive U.S. packaged gas market. This group of 300 SMEs complemented an experienced full-time project team of more than 120 associates comprised of SAP consultants from our implementation partner, Deloitte Consulting, and a cross-functional group of Airgas business leaders. The resulting customization includes capabilities for tracking the multiple cylinder rental and leasing methods required to effectively meet and exceed the expectations of a broad customer base, managing the complex hardgoods supply chain from manufacturers to distribution centers to branches and customers, and supporting a variety of sales channels including telesales, e-business and retail stores.

As Airgas has continued with the design, configuration and implementation of its SAP system, it has simultaneously worked to identify, quantify, and sequence the potential SAP benefits, as well as align support functions and services. Airgas’ stated mission has been to convert the Company to a single platform without disrupting its customer base and to communicate its assessment of expected economic benefits only after beginning the conversion process.

Success in Initial Phases of Implementation

In early July 2010, Airgas successfully converted its hardgoods supply chain infrastructure to SAP. The Airgas hardgoods supply chain includes more than 300,000 stock-keeping units (SKUs), six national distribution centers, four buying centers, and a safety products telesales organization, and serves as the hardgoods fulfillment source for over 875 regional company branches. As a result, the Airgas hardgoods supply chain touches nearly every area of the Company, and therefore its successful conversion to SAP is a significant indicator of the future success and timeline of this project. Based on the excellent results of that conversion, Airgas is very confident that the economic benefits of SAP will be substantial upon full implementation.

Economic Benefits

In April 2008, the Airgas Board of Directors reviewed the Company’s qualitative assessment of the economic benefits that could be achieved upon full implementation of its highly-customized SAP platform. Airgas today provided an update on three areas identified at that time as having substantial potential economic benefits – sales growth, price management, and administrative and operating efficiencies. Airgas is highly confident that these benefits can be realized, and is equally confident that additional benefits will be realized upon full implementation of SAP.

Accelerated Sales Growth – Expansion of the Telesales Channel

Over its 14-year history, the Airgas Safety Telesales organization has proven to be a strong sales channel, posting a compounded annual growth rate (CAGR) of more than 10% prior to the recession of 2009. The 185-person telesales force, located in four regional call centers, now generates over $220 million in annual sales by managing customer relationships over the phone and shipping safety products directly from the Airgas national distribution centers to customers. Of the approximately 80,000 Airgas Safety Telesales customers, about 40% generate purchases in the range of $1,000 to $20,000 annually – collectively known as the “sweet spot” for this business model. The “sweet spot” defines a group of smaller customers with a significant aggregate spend that typically do not receive proactive field sales contact from distributors, including Airgas, and fit the ideal profile for Airgas’ efficient, personable, low-cost telesales model.

Airgas has long sought to expand its Safety Telesales organization into the selling of welding hardgoods and packaged industrial gases. Full-scale adoption of the telesales model across Airgas’ regional companies, however, has been hindered by the incompatibility of information systems, which hampers the effective fulfillment of welding hardgoods and gases from Airgas’ local branches that distribute these products.

Over the past four years, the Company has conducted a series of telesales pilot programs within selected regional distribution companies to evaluate its strategic vision for the expansion of the telesales channel. These pilot programs were focused on further penetrating existing Airgas customers as well as gaining new customers. The results have been encouraging, with sales growth from existing customers in excess of 20%, a material portion of which has been in the highly profitable gases and rent product categories. In addition, the pilot programs have yielded a significant number of new customers, to which over 30% of sales have been gases and rent.

The results of the pilot programs are important because today there are approximately 200,000 existing “sweet spot” Airgas regional company customers nationwide who purchase a relatively small amount of safety products and welding-related hardgoods. More importantly, Airgas estimates that an additional 600,000 potential customers fitting the telesales “sweet spot” profile are currently supplied gas, welding and safety products by Airgas’ competitors.

The Airgas Safety Telesales organization has proven the effectiveness of the telesales channel in generating sales to a critical mass of generally smaller customers that do not otherwise receive the personal contact of a field sales representative. Airgas expects that the common and interactive SAP platform will allow accelerated sales growth of gases, welding and safety products through the telesales program to both existing and new customers.

In anticipation of increasing sales during the implementation of the SAP platform, Airgas intends to outfit its national distribution centers with the most common assortments of welding hardgoods to support direct telesales customer fulfillment in the most cost-effective, efficient manner possible, while gases will continue to be fulfilled by the local branches. The distribution platform already exists to support this strategy and minimal infrastructure investment is required, as the Airgas national distribution centers were built with significant growth in mind. Actions are already underway to expand the telesales sales organization in anticipation of this initiative. Through existing account penetration and customer base expansion, the results of Airgas’ pilots and studies indicate the expanded telesales platform should yield incremental annual run-rate operating income of $25 million to $50 million upon full SAP implementation.

Price Management

Price management was identified in April 2008 as the single biggest area of economic benefit of an SAP implementation. A pilot pricing study conducted in one Airgas regional company by an independent consulting firm demonstrated that the variation in pricing performance across branches, customers, product lines, and sales representatives provides multiple improvement opportunities that could be achieved with SAP, including both tactical and strategic price optimization. The results of the pricing study indicated that a minimum of $5 million and a mid-point estimate of $8 million in operating income could be derived from within the single regional company in the test. To further validate this conclusion, the Company consulted not only with large industrial distributors that had realized price management benefits from their own SAP implementations, but two major chemical companies as well. The responses received were supportive of Airgas’ conclusions.

When extrapolated to Airgas’ other regional companies, total price management benefits are expected to be in the range of $40 million to $60 million in annual operating income upon full SAP implementation. Importantly, this estimate does not include any price management benefits expected to be realized in the Company’s product line business units that together account for more than 10% of Airgas’ total sales, such as Airgas Carbonic, Dry Ice, and Refrigerants. While their related benefits are not currently quantified, Airgas expects to achieve pricing benefits in its product line business units because they have certain traits and characteristics that are similar to the Company’s distribution business.

Administrative and Operating Efficiencies

Given the high level of customer service required to compete effectively in the U.S. packaged gas industry, Airgas has always believed that, in a daily sales business with over one million customers large and small, it is of utmost importance that key decisions are made as close to the customer as possible. While Airgas’ success over the years has been in part due to this philosophy, the Company also recognizes the efficiencies to be realized through the centralization of certain functions. Airgas has long viewed SAP as a vehicle to enable effective consolidation of certain functions without losing the critical customer-facing elements of the Company’s day-to-day decision-making.

Based on these objectives, the Company plans to consolidate certain accounting, administrative and support functions from its twelve regional companies into four divisional support centers, with a fifth support center for Airgas’ product line business units. Migration to this structure will take place later in the conversion process.

An in-depth analysis of savings from the rationalized structure, as well as SAP-enabled productivity enhancements, leads the Company to expect savings in the range of $8 million to $12 million in annual operating income upon full SAP implementation.

Other Economic Benefits Identified To-Date

As Airgas progresses through the final stage of the project – implementation – additional SAP-enabled benefits are already being realized. For example, in conjunction with the conversion of the Company’s hardgoods infrastructure in July 2010, all six of Airgas’ national distribution centers now use radio frequency (RF) devices to support and execute various operating activities such as receiving, shipping, auditing, and inventory control. These RF devices are secure mobile data entry terminals that help improve productivity within the distribution centers, and the expected economic benefits will reach $1 million annually after year one.

Airgas has also maintained a strong focus on its high-growth Strategic Accounts program, where visibility into, and management of, a single customer’s multiple locations across Airgas regional companies within a single data set is critical. Administration of this function to-date has required a team of back office personnel and a significant amount of manual data entry. A single SAP dataset will allow efficient viewing and reporting of multiple customer locations, dramatically simplifying the administration of Strategic Accounts – both for Airgas and for its customers. The Company expects the dramatic productivity improvements in this area to yield savings of over $1 million annually upon full SAP implementation.

Even with significant benefits already identified, the Company expects to identify additional opportunities that will yield substantial economic benefits enabled by SAP.

Implementation Schedule and Summary of Economic Benefits

The original SAP implementation plan called for full conversion of all Airgas business areas, with the exception of Red-D-Arc Welderentals, by the end of calendar 2013. Airgas has since developed a modified and accelerated plan based on the magnitude of benefits to be realized. Under the accelerated schedule, the Company expects full implementation at nearly all of its regional companies, where the majority of benefits are expected to be realized, to occur by summer 2012, with implementation reaching all remaining business units by December 31, 2012.

Through June 2010, Airgas had invested more than 70% of its original $85 million SAP project estimate, and the decision to now accelerate the implementation was based on the early success of system conversions and the substantial benefits to be realized. Airgas expects the additional implementation costs of the accelerated schedule to be approximately $20 million, which will be more than offset by the economic benefits that will begin to accrue during the conversion process. These additional costs do not impact any previously issued earnings guidance given by the Company. Specifically, the additional SAP implementation costs incurred during calendar 2012 will be more than offset by SAP benefits, and the Company reiterates its CY2012 EPS goal of $4.20+ per share. Airgas is highly confident that by the end of calendar 2013, the benefits detailed in this announcement will be achieved and will constitute a minimum of $75 million in aggregate annual run-rate benefits in operating income, with a strong likelihood that these benefits will reach or exceed $125 million in the aggregate.

The Company will discuss the SAP implementation timeline and expected economic benefits in detail on its fiscal 2011 second quarter earnings teleconference.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

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IMPORTANT INFORMATION

In connection with its 2010 Annual Meeting of Stockholders, Airgas, Inc. has filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”). INVESTORS AND STOCKHOLDERS OF AIRGAS ARE URGED TO READ THE PROXY STATEMENT FOR THE 2010 ANNUAL MEETING IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION. In response to the tender offer proposed by Air Products and Chemicals, Inc. referred to in this communication, Airgas has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, as amended. STOCKHOLDERS OF AIRGAS ARE ADVISED TO READ AIRGAS’ SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS AMENDED, IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities of Air Products. Investors and stockholders will be able to obtain free copies of Airgas’ definitive proxy statement, the Solicitation/Recommendation Statement on Schedule 14D-9, any amendments or supplements to the proxy statement and/or the Schedule 14D-9, any other documents filed by Airgas in connection with the 2010 Annual Meeting and/or the tender offer by Air Products, and other documents filed with the SEC by Airgas at the SEC’s website at www.sec.gov. Free copies of the definitive proxy statement, the Solicitation/ Recommendation Statement on Schedule 14D-9, and any amendments and supplements to these documents are also available in the “Investor Information” section of the Company’s website at www.airgas.com, or through the following web address: http://investor.shareholder.com/arg/airgascontent.cfm. Airgas and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies in connection with its 2010 Annual Meeting. Detailed information regarding the names, affiliations and interests of Airgas’ directors and executive officers is available in the definitive proxy statement for the 2010 Annual Meeting, which was filed with the SEC on July 23, 2010. To the extent holdings of Airgas securities have changed, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

FORWARD-LOOKING STATEMENTS

This presentation contains statements that are forward looking. Forward-looking statements include the statements identified as forward-looking in the Company’s press release announcing its quarterly earnings, as well as any statement that is not based on historical fact, including statements containing the words “believes,” “may,” “plans,” “will,” “could,” “should,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in the Company’s press release announcing its quarterly earnings, as well as other factors described in the Company’s reports, including its March 31, 2010 Form 10-K, subsequent Forms 10-Q, and other forms filed by the Company with the Securities and Exchange Commission. The Company notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995. The Company is not waiving any other defenses that may be available under applicable law.